                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                           Commonwealth Bancorp, Inc.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    20268X102
                                 --------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

CUSIP No. 20268X102                  13G                      Page 2 of 10 Pages

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                               (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                       ---------------------------------------------------------
       SHARES          6    SHARED VOTING POWER

    BENEFICIALLY                194,000
                       ---------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

        EACH                    None
                       ---------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

       PERSON                   194,000

        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            194,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.0 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20268X102                  13G                      Page 3 of 10 Pages

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                               (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None
                       ---------------------------------------------------------
       SHARES          6    SHARED VOTING POWER

    BENEFICIALLY                194,000
                       ---------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

        EACH                    None
                       ---------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

       PERSON                   194,000

        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            194,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.0 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 20268X102                  13G                      Page 4 of 10 Pages

  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                               (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES          ---------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                167,000
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING         ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
       PERSON
                                167,000
        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            167,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.7 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                    Commonwealth Bancorp, Inc.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    Commonwealth Bank Plaza
                                    2 West Lafayette Street
                                    Norristown, Pennsylvania 19401-4758

Item 2(a)                  Name of Person Filing:

                                    Liberty Wanger Asset Management, L.P.("WAM")
                                    WAM Acquisition GP, Inc., the
                                    general partner of WAM
                                        ("WAM GP")
                                    Liberty Acorn Trust ("Acorn")

Item 2(b)                  Address of Principal Business Office:

                                    WAM, WAM GP and Acorn are all located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606

Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    20268X102

Item 3                     Type of Person:

                                    (d)     Acorn is an Investment Company under
                                            section 8 of the Investment Company
                                            Act.

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.

                               Page 5 of 10 pages

Item 4                     Ownership (at December 31, 2002):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            194,000

                                    (b)     Percent of class:

                                            2.0 % (based on 9,674,693 shares
                                            outstanding as of October 31, 2002,
                                            reported in Form 10-Q filed on
                                            November 12, 2002).

                                    (c)     Number of shares as to which such
                                            person has:

                                                  (i)     sole power to vote
                                                          or to direct the
                                                          vote: none

                                                 (ii)     shared power to vote
                                                          or to direct the
                                                          vote: 194,000

                                                (iii)     sole power to
                                                          dispose or to direct
                                                          the disposition of:
                                                          none

                                                 (iv)     shared power to
                                                          dispose or to direct
                                                          disposition of:
                                                          194,000

Item 5                     Ownership of Five Percent or Less of a Class:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                    Not Applicable

Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


                               Page 6 of 10 Pages

Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary


                               Page 8 of 10 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust.


                               Page 9 of 10 Pages